                                                                   EXHIBIT 10.13


                            PATENT LICENSE AGREEMENT

     This Agreement (the "Agreement") is made and entered into this day of May 6, 2002, (the "Effective Date") by and between Aderis Pharmaceuticals Inc., having its principal office at 85 Main Street, Hopkinton, Massachusetts, USA (hereinafter referred to as "Aderis"), and Can-Fite Biopharma Ltd, a corporation duly organized under the laws of Israel and having its principal office at 10 Bareket St., Petah-Tikva, Israel (hereinafter referred to as "Can-Fite").

                                   WITNESSETH

     WHEREAS, Can-Fite has been granted a non-exclusive license under US patent No. 5,773,423 and its counterpart European Patent No. 708,781 from The United States Public Health Service within the Department of Health and Human Services (hereinafter referred to as the "NIH") (the "NIH License") (the "NIH Patent(s)") and is currently in final stages of converting its license under the NIH Patent(s) into an exclusive license (the "NIH Exclusive License"); and

     WHEREAS, Can-Fite is developing a variety of compounds, inter alia under the NIH patent, whereas one of said compounds (IB-MECA or N6-3-iodobenzyl-52-N-methylcarboxamidoadenosine as an active ingredient (the "Active Ingredient" is that referred to by Can-Fite as CF101 (the "Drug")) and the Drug is being developed by Can-Fite for use in the Licensed Field of Use as defined in Appendix C; and

     WHEREAS, in order to be able to use the Active Ingredient, Can-Fite needs to be granted a license from Aderis under certain patents, listed in Appendix A owned and held by Aderis (the "Aderis Patent(s)"), with regard to certain compounds that fall within the scope of the Aderis Patent(s), as detailed in Appendix B (the "Licensed Compound(s)") and for certain field of use as defined in Appendix C (the "Licensed Field of Use"); and

     WHEREAS, Aderis hereby represents and warrants that it is the sole owner of the Aderis Patent(s), and has the right to grant a license to Can-Fite under the Aderis Patent(s); and

     WHEREAS, Can-Fite desires to obtain a license under the Aderis Patent to the Licensed Compound(s) for the Licensed Field of Use and Aderis desires to grant such a license to Can-Fite, according to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. DEFINITIONS

     1.1 "Aderis Patent(s)" shall mean the patents listed in Appendix A attached hereto, and as far as encompassing the Licensed Compound(s), all divisions, continuations, Reexaminations or Reissues of these patents as well as all other patents owned by Aderis that encompass the Licensed Compound(s) within their scope.

     1.2 "Licensed Compound(s)" means one or more of the compounds listed in Appendix B.

     1.3 "Licensed Patent Rights" means the Aderis Patent(s) as far as encompassing the Licensed Compound(s) as long as such patents have not expired or not held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

     1.4 "Licensed Territory" means the countries in which the Aderis Patent(s) are registered and as long as they are registered in these countries.

     1.5 "Net Sales" means the total gross receipts for sales of Licensed Compound(s) or drugs containing the Licensed Compound(s) by or on behalf of Can-Fite or its sublicensees, less returns and allowances actually granted, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade, in all cases after deduction of: (a) sales taxes (including value added taxes) to the extent applicable to such sale and not collected separate from the counter-party to the sale; and (b) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or return of Licensed Products previously sold; and (c) freight and insurance charges in CIF sales. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Can-Fite, or sublicensees, and on its payroll, or for the cost of collections.

     1.6 "First Commercial Sale" means the initial transfer by or on behalf of Can-Fite or its sublicensees of Licensed Products by or on behalf of Can-Fite or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

     1.7 "Licensed Field of Use" means the fields of use identified in Appendix
C.

     2. GRANT OF RIGHTS

     2.1 Aderis hereby grants to Can-Fite and Can-Fite accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Aderis Patent(s) in the Licensed Territory to make and have made, to use and have used, and to sell and have sold any Licensed Compound(s) or drugs containing the Licensed Compound(s) in the Licensed Fields of Use.

     2.2 This Agreement confers no license or rights by implication, estoppel or otherwise under the Aderis Patent(s) other than to the Licensed Compound(s) for use within the Licensed Field of Use.

     3. SUBLICENSING AND MARKETING

     3.1 Can-Fite has the right under the Agreement to enter into sublicensing agreements with respect to the Licensed Compound(s) under the Licensed Patent(s) in the Licensed Fields of use or any other agreement for commercialization of Licensed Compound(s) or drugs containing the Licensed Compound(s) in the Licensed Field of Use.

     3.2 Aderis may submit to Can-Fite at any time a proposal for commercialization of Licensed Compound(s) or drugs containing the Licensed Compound(s) (the "Aderis Proposal"). Can-Fite will consider the Aderis Proposal in good faith. It is agreed, however, that Can-Fite is under no obligation to accept the Aderis Proposal and Can-Fite can have the sole, absolute and final discretion, to accept, enter into negotiations or decline the Aderis Proposal.

     3.3 Can-Fite and Aderis will convene for a periodical good faith discussion, approximately every nine (9) months, on such time and in such manner as shall be coordinated in good faith between the parties. Can-Fite will then brief Aderis on its drug development activities relating to the Licensed Compound(s). In such discussions Can-Fite shall not be obligated to disclose any information with respect of which Can-Fite is bound by confidentiality undertaking to an unaffiliated third party.

     3.4 The right of Aderis to submit to Can-Fite the Aderis Proposal at any time does not limit Can-Fite in any way from entering into a sublicensing agreement with respect to the Licensed Compound(s) under the Licensed Patent(s) in the Licensed Field of Use or any other agreement for commercialization of Licensed Compound(s) or drugs containing the Licensed Compound(s) in the Licensed Field of Use.

     3.5 Can-Fite agrees that any sublicenses granted by it shall provide that the obligations of Can-Fite to Aderis of Sections 4.1, 4.3-4.5 and 9 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Can-Fite further agrees to include such provisions in all such sublicense agreements.

     3.6 Any sublicenses granted by Can-Fite shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and Aderis, at the option of the sublicensee, upon termination of this Agreement under Section 10. Such conversion is subject to Aderis's prior approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

     4. ROYALTIES

     4.1 Can-Fite agrees to pay to Aderis an annual royalty as set forth in Appendix D attached hereto (the "Royalty") in respect of sales made in a Licensed Territory (irrespective of where the product was manufactured). The Royalty due for a calendar year shall be paid until March 31 of the next calendar year.

     4.2 In addition to any payments of Royalties set forth above, Aderis will receive two hundred forty-six thousand eight hundred fourteen (246,814) shares in Can-Fite that represent 1% of the current share capital of Can-Fite (the "Aderis Shares"). The Aderis Shares shall be issued to Aderis only immediately after closing of the current Series B preferred financing of Can-Fite.

     4.3 An Aderis Patent(s) licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the Royalty in any given country within the territory on the earliest of the dates that (a) the patent expires or irrevocably lapses, or

(b) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

     4.4 On sales of Licensed Compound(s) or drugs containing the Licensed Compound(s) by Can-Fite to sublicensees or on sales made in other than an arm's-length transaction, the value of the Net Sales attributed under this
Section 5 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

     4.5 Can-Fite may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon ninety (90) days written notice to Aderis and owe no payment obligation under this Section 4 for patent-related expenses incurred in that country after ninety (90) days of the effective date of such written notice.

     5. PATENT PROSECUTION AND MAINTENANCE

     5.1 Aderis agrees to take full and absolute responsibility for prosecution and maintenance of the Aderis Patent(s).

     5.2 Aderis undertakes to keep the Aderis Patent(s) in force for the maximal duration of their term and, if applicable, to obtain the necessary patent term extension.

     6. RECORD KEEPING

     6.1 Can-Fite agrees to keep accurate and correct records of Licensed Compound(s) made, used, or sold under this Agreement appropriate to determine the amount of Royalties due to Aderis. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of Aderis by an accountant or other designated auditor selected by Aderis for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to Aderis information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Can-Fite shall reimburse Aderis for the cost of the inspection at the time Can-Fite pays the unreported royalties, including any late charges as required by Section 8.5 of this Agreement. All payments required under this Section shall be due within thirty (30) days of the date Aderis provides Can-Fite notice of the payment due.

     7. REPORTS ON SALES AND PAYMENTS

     7.1 Can-Fite shall report to Aderis the date of the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrence.

     7.2 Can-Fite shall submit to Aderis within sixty (60) days after each calendar year ending December 31 a royalty report setting forth for the preceding one-year period the amount of the Licensed Compound(s) or drugs containing the Licensed Compound(s) sold by or on behalf of Can-Fite in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due (the "Royalty Report"). With each such Royalty Report, Can-Fite shall submit payment of the Royalties due, provided sublicense receipts from a sublicensee have been received, and if not received at that time, within thirty
(30) days after receipt of the sublicense receipts from the sublicensee. If no Royalties are due to Aderis for any reporting period, the written report shall so state. The Royalty Report shall be certified as correct by an authorized officer of Can-Fite and shall include all necessary details to determine Net Sales as defined under Section 1.6 to determine Royalties due under Section 4.

     7.3 In the event of any sublicense, Can-Fite agrees to forward annually to Aderis a copy of such reports received by Can-Fite from its sublicensees during the preceding one-year period as shall be pertinent to a royalty accounting to Aderis by Can-Fite for activities under the sublicense. However, the failure to receive a report from the sublicensee shall not relieve Can-Fite of the obligation to submit an annual report to Aderis.

     7.4 Royalties due under Section 4 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Can-Fite.

     7.5 The payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the prime rate in effect at the Bank of New York on the due date. The payment of such interest shall not foreclose Aderis from exercising any other rights it may have as a consequence of the lateness of any payment.

     7.6 All plans and reports required by this Section 7 and marked "CONFIDENTIAL" by Can-Fite shall be treated by Aderis as Confidential Information as defined herein.

     8. INFRINGEMENT AND PATENT ENFORCEMENT

     8.1 Aderis and Can-Fite agree to notify each other promptly of each infringement or possible infringement, as well as any facts which may affect the validity, scope or enforceability of the Licensed Patent Rights of which either Party becomes aware.

     8.2 Pursuant to this Agreement, Can-Fite may (a) bring suit in its own name, at its own expense, and on its own behalf for infringement in the Licensed Fields of use of presumably valid claims in the Licensed Patent Rights; (b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for infringement in the Licensed Fields of Use of the Licensed Patent Rights. Can-Fite shall take no action to compel Aderis either to initiate or to join in any such suit for patent infringement. Should Aderis be made a party to any such suit, Can-Fite shall reimburse Aderis for any costs, expenses, or fees which Aderis incurs as a result of such motion or other action, including any and all costs incurred by Aderis in opposing any such motion or other action. Upon Can-Fite's payment of all costs incurred by Aderis as a result of Can-Fite's joinder motion or other action, these actions by Can-Fite will not be considered a default in the performance of any material obligation under this Agreement. In all cases, Can-Fite agrees to keep Aderis reasonably apprised of the status and progress of any litigation.

Before Can-Fite commences an infringement action, Can-Fite shall notify Aderis and give careful consideration to the views of Aderis in deciding whether to bring suit.

     8.3 In any infringement action commenced under Section 9.2, the expenses, including costs, fees, attorney fees, and disbursements, shall be paid by Can-Fite. Up to fifty percent (50%) of such expenses will be credited against the Royalties payable to Aderis under Section 5 under the Licensed Patent Rights in the county in which such a suit is filed. In the event that fifty percent (50%) of such expenses exceed the amount of Royalties payable by Can-Fite in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. Any recovery made by Can-Fite, through court judgment or settlement, first shall be applied to reimburse Aderis for Royalties withheld as a credit against litigation expenses and then to reimburse Can-Fite for its litigation expenses. Aderis will be entitled to 15% of any remaining recoveries. To the extent that the NIH Patent(s) will also be subject to such an infringement action then out of said expenses only 33% will be credited against the Royalties payable to Aderis and if both the NIH Patent(s) and the Aderis Patent(s) are found to be valid and infringed, and after reimbursing the NIH and Aderis hereunder, Aderis will be entitled to 7.5% of any remaining recovery.

     8.4 Aderis shall cooperate fully with Can-Fite in connection with an infringement action initiated under Section 9.2. Aderis agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Can-Fite. In particular, the aforementioned in Section
9.2 notwithstanding, Aderis agrees that upon the occurrence of an infringement in a jurisdiction in which an infringement suit cannot be brought by an exclusive licensee, Aderis will provide its full assistance to enforce the infringed patent rights including, without limitation, sending a Cease and Desist letter and filing an infringement suit, all at Can-Fite's expense as provided in Section 9.3.

     9. INDEMNIFICATION

     Can-Fite shall indemnify and hold Aderis, its employees, executive, directors and consultants harmless from and against all liability, demands, damages, expenses and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of (a) the use by or on behalf of Can-Fite, its sublicensees, directors, employees or third parties of any Licensed Patent Rights, or (b) the design, manufacture, distribution or use of any Licensed Compound(s) or drugs containing the Licensed Compound(s), or materials, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Can-Fite agrees to maintain a liability insurance program consistent with sound business practice.

     10. TERM, TERMINATION AND MODIFICATION OF RIGHTS

     10.1 This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Aderis Patent(s) unless sooner terminated as provided in this Section 10.

     10.2 In the event that Can-Fite is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, Aderis may terminate this Agreement immediately by written notice.

     10.3 Can-Fite shall have a unilateral right to terminate this Agreement and/or any licenses in any country of its choice by giving Aderis sixty (60) days' written notice to that effect.

     10.4 Within ninety (90) days of termination of this Agreement under this
Section 10 or expiration under Section 10.1, a final report shall be submitted by Can-Fite. Any Royalty payments due to Aderis shall become immediately due and payable upon termination or expiration. If terminated under this Section 10, sublicensees may elect to convert their sublicenses to direct licenses with Aderis pursuant to Section 3.3.

     11. CONFIDENTIAL INFORMATION

     11.1 For the purpose of this Agreement, "Confidential Information" shall mean all information (and all tangible and intangible embodiments thereof), which is disclosed by either Aderis or Can-Fite (the "Disclosing Party") to the other party (the "Receiving Party") pursuant to this Agreement, and (i) (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the Receiving Party; or (ii) (if otherwise disclosed, or if not so marked or identified) is identified as confidential at the time of disclosure to the Receiving Party and is summarized and identified as confidential in writing within thirty (30) days after such disclosure, or (iii) whether or not marked or identified as confidential in the manner set forth above, is information that the other party should reasonably understand to be the confidential or proprietary information of the Disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include information which, and only to the extent, the Receiving Party can establish by written documents (a) has been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party, (b) has become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party,
(c) has been received by the Receiving Party at any time from a source, other than the Disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations to the Disclosing Party, (d) the Receiving Party can demonstrate by written evidence has been otherwise known by the Receiving Party free of confidentiality obligations to the Disclosing Party prior to disclosure of such information by the Disclosing Party to the Receiving Party, or (e) has been independently developed by employees or others on behalf of the Receiving Party, as evidenced by written documentation, without access to or use of such information disclosed by the Disclosing Party to the Receiving Party.

     11.2 During the term of this Agreement and for a period of three (3) years following the expiration or earlier termination thereof, the Receiving Party shall maintain in confidence the Confidential Information of the Disclosing Party, shall use such Confidential Information only as explicitly set forth in this Agreement, and shall not disclose, use or grant the use of the Confidential Information of the Disclosing Party to any third party and may only disclose the Confidential Information of the other on a need-to-know basis to such party's directors, officers and employees, to the extent such disclosure is reasonably necessary in connection with the Receiving Party's activities as expressly authorized by this Agreement. The

Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclose of the Disclosing Party's Confidential Information.

     11.3 The confidentiality obligations under this Section 12 shall not apply to the extent that the Receiving Party is required to disclose information applicable by law, regulation or other of a governmental agency or a court of competent jurisdiction; provided, however, that to the extent practicable, the Receiving Party (a) shall provide written notice thereof to the Disclosing Party and consult with the Disclosing Party prior to such disclosure with respect thereto, and (b) shall provide the Disclosing Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, and provide reasonable assistance as requested in connection therewith.

     12. GENERAL PROVISIONS

     12.1 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by such party or excuse a similar subsequent failure to perform any such term or condition by the other party.

     12.2 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by, and completely expressed by this Agreement.

     12.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

     12.4 If either Party desires a modification of this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

     12.5 The construction, validity, performance, and effect of this Agreement shall be governed by law of the State of New York, USA and the parties hereby agree to submit to the exclusive jurisdiction of the courts in New York.

     12.6 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party, and shall be effective as of the date of the postmark of such notice.

     12.7 This Agreement shall not be assigned by Can-Fite, except (a) with the prior written consent of Aderis, such consent to be reasonably given; or (b) as part of a sale or transfer of substantially the entire business of Can-Fite relating to operations which concern this

Agreement. Can-Fite shall notify Aderis within ten (10) days of any assignment of this Agreement by Can-Fite.

     12.8 By entering into this Agreement, Aderis does not directly or indirectly endorse any product or service provided, or to be provided, by Can-Fite whether directly or indirectly related to this Agreement. Can-Fit shall not state or imply that this Agreement is an endorsement by Aderis or any Aderis employee. Additionally, Can-Fite shall not use the names of Aderis or their employees in any advertising, promotional, or sales literature without the prior written consent of Aderis.

     12.9 Performance and Diligence. Can-Fite or its sublicensee shall be solely responsible for the development of, and obtaining regulatory approval for the Licensed Compounds in the Licensed Field of Use in the Licensed Territory. Can-Fite shall prepare a development plan that shall incorporate the elements and timelines listed in Appendix E, and submit this plan to Aderis within 45 days of the effective date of this agreement. Can-Fite shall use its best efforts to diligently prosecute this plan for the duration of this agreement. This plan and the periods detailed in Appendix E may be subsequently modified by mutual written agreement.

     12.10 The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement. If such a dispute cannot be resolved within 45 days of written notice, then either party may request an arbitration proceeding as provided in Section 13.11.

     12.11 Alternative Dispute Resolution. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to an alleged breach or to termination of this Agreement and including any claim of inducement by fraud or otherwise, but excluding any dispute, controversy or claim arising out of or relating to the validity, enforceability, or infringement of any Aderis Patent shall be settled by binding Alternative Dispute Resolution by Mediation and Arbitration pursuant to JAMS/ENDISPUTE Rules A and C attached as Appendix F.

Aderis Pharmaceuticals, Inc.             Can-Fite Biopharma Ltd.

By:   /s/ Kenneth L. Rice, Jr.           By:   /s/ Ilan Cohn, Ph.D.
      ----------------------------             ---------------------------------
      Kenneth L. Rice, Jr.                     Ilan Cohn, Ph.D.
      Vice President and Chief                 Chief Executive Officer
        Commercial Officer

Date: May 7, 2002                        Date: May 7, 2002
      ----------------------------             ---------------------------------

                          APPENDIX A - Aderis Patent(s)

Country                        Patent No.                    Expiration Date
                                 RE 37,045
U.S.A.                           5,310,731                     10 May 2011
France                             0191025                     19 June 2005
Germany                          3,576,345                     19 June 2005
Italy                              0191025                     19 June 2005
United Kingdom                     0191025                     19 June 2005

                        APPENDIX B - Licensed Compound(s)

N-6 substituted-5/2/-(N-substituted carboxamide) adenosine derivatives as defined in Claim 1 of US RE37,045 (US 5,310,731), wherein
R1 is monohalobenzyle, and the group R\\4\\R\\5\\CO- is CH\\3\\NHCO-

[graphic]

                       APPENDIX C - Licensed Field of Use

     The Licensed Field of Use includes the following clinical indications:

                       Cancer
                       Protection of myelocytes and their derivatives
                       Stem cell mobilization (mobilization of blood progenitor
                        cells)
                       Anti-viral
                       Arthritis

                             APPENDIX D - Royalties

     Can-Fite agrees to pay Aderis earned royalties on Net Sales of Licensed Compound(s), drugs containing the Licensed Compound(s) or on practice of Licensed Process by or on behalf of Can-Fite and it sublicensees, calculated on an annual basis in each calendar year, graded as follows:

     Royalties of 2.75% on an amount of annual Net Sales of Licensed Compound(s), drugs containing the Licensed Compound(s) or on practice of Licensed Process in the Licensed Territory of up to US$ twenty five million (US$ 25,000,000);

     Royalties of 2.25% on an amount of annual Net Sales of Licensed Compound(s), drugs containing the Licensed Compound(s) or on practice of Licensed Process in the Licensed Territory of up to US$ twenty five million (US$ 25,000,000) and up to US$ one hundred million (US$ 100,000,000);

     Royalties of 1.75% on an amount of annual Net Sales of Licensed Compound(s), drugs containing the Licensed Compound(s) or on practice of Licensed Process in the Licensed Territory exceeding US$ one hundred million (US$ 100,000,000).

Can-Fite further agrees to pay Aderis 2% of any fees, milestone payments, or other payments, exclusive of equity, that are received from sublicensees to this agreement, with the exception of any payments received by Can-Fite that constitute reasonable reimbursement of expenses, including fully burdened expenses for research and development of the Licensed Compounds.

                     APPENDIX E - Performance and Diligence

     Can-Fite shall, from the date of this Agreement:

     1. Secure Series B preferred financing of not less than $2 million (US) within 9 months.

     2. File an IND with the US FDA and be free from clinical holds within 12 months.

     3. Initiate Phase II clinical trials in a patient population in the Field of Use within 12 months.

     4. Initiate Phase II or Phase III clinical trials in the US within 3 years.

     5. File for regulatory approval within a Licensed Territory within 6 years.